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                                                                      Exhibit 12

                            USL CAPITAL CORPORATION
                            AND SUBSIDIARY COMPANIES


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                               THREE MONTHS ENDED       NINE MONTHS ENDED
                                                                  SEPTEMBER 30,            SEPTEMBER 30,
                                                             ---------------------    ----------------------
(UNAUDITED; IN THOUSANDS)                                       1996        1995        1996         1995
------------------------------------------------------------------------------------------------------------
EARNINGS:
Income before taxes on income per statement of income        $ 294,793   $  44,946    $ 405,294    $ 126,091
Add
  Fixed charges                                                 56,243      71,413      211,317      206,913
  Distributions and proceeds in excess of
    net income of associated companies                             217         151        1,284          363
                                                             ---------    --------    ---------    ---------

Income as adjusted                                           $ 351,253   $ 116,510    $ 617,895    $ 333,367
                                                             =========   =========    =========    =========

FIXED CHARGES:
Interest on indebtedness including amortization of debt
  issue costs and discount or premium thereon                $  55,873   $  70,683    $ 209,645    $ 204,761
Interest factor of annual rentals(1)                               370         730        1,672        2,152
                                                             ---------    --------    ---------    ---------

Fixed charges                                                $  56,243   $  71,413    $ 211,317    $ 206,913
                                                             =========   =========    =========    =========

Ratio of earnings to fixed charges                                 6.2         1.6          2.9          1.6
                                                             =========   =========    =========    =========





(1) The interest portion of annual rentals is estimated to be one-third of such rentals.





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